AMENDED ASSUMPTION OF CUSTODIAL TERMS

Reference is made to the Custodian Agreement (the “Agreement”) by and between First Investors Life Series International Fund (a series of First Investors Life Series Funds), formerly known as First Investors Life Series International Securities Fund, and a successor in interest to the First Investors Life Series International Securities Fund (a series of First Investors Life Series Fund) and Brown Brothers Harriman & Co. (“BBH”), dated March 8, 1990;

WHEREAS, the parties entered into an Assumption of Custodial Terms, dated as of September 17, 2009, pursuant to which additional series of First Investors Life Series Funds, as listed on Schedule A to the Assumption of Custodial Terms, appointed BBH as custodian and foreign custody manager under the same terms as those of the Custodian Agreement and the 17f-5 Delegation Schedule to the Custodian Agreement (collectively, the “Agreement”);

WHEREAS, each of First Investors Life Series Total Return Fund and First Investors Life Series Opportunity Fund, each a series of First Investors Life Series Funds (each, a “New Fund”) wishes to appoint BBH as its custodian and foreign custody manager under the same terms as those of the Agreement and BBH wishes to accept such appointment under the terms of the Agreement (the “Custodial Appointment”);

and

WHEREAS, the parties now desire to further amend the Agreement and the Assumption of Custodial Terms to add the New Funds to the Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Assumption of Custodial Terms is hereby amended by deleting Schedule A in its entirety and replacing it with Schedule A, attached hereto.

The parties further agree as follows:

1.	The Custodial Appointment by each New Fund shall be pursuant to the terms of the Agreement.
2.	For purposes of the Custodial Appointment by each New Fund, all references in the Agreement to “the Fund” shall also refer to each New Fund.
3.
For purposes of the Custodial Appointment, each New Fund (i) employs and appoints BBH as its custodian and foreign custody manager, and agrees to be bound by the terms and conditions of the Agreement as if it were an original party thereto; (ii) ratifies and affirms (A) all of the terms and conditions of the Agreement and (B) that the representations and warranties undertaken by each New Fund are true and correct as of the date written below.

4.
BBH accepts the appointment as custodian and foreign custody manager for each New Fund, agrees that all assets and securities delivered to it shall be dealt with as provided for in the Agreement, and agrees to perform its duties and obligations under the Agreement.

Terms not otherwise defined herein shall have the definitions set forth in the Agreement.

This Amended Assumption of Custodial Terms, the Agreement and the other agreements, documents and certificates referred to herein or therein constitute the entire understanding of the parties with respect to the subject matter hereof, and except as set forth herein, will not alter or amend the terms and conditions of the Agreement.

This Amended Assumption of Custodial Terms may be executed in one or more counterparts, each of which when executed and delivered shall constitute an original, but all the counterparts together constitute the same document.

IN WITNESS WHEREOF, each of the undersigned has caused this Amended Assumption of Custodial Terms to be executed in its name and on its behalf by a duly authorized officer as of December 13, 2012.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ James R. Kent
Name:	James R. Kent
Title:	Managing Director

FIRST INVESTORS LIFE SERIES FUNDS AND EACH OF ITS SERIES LISTED ON SCHEDULE A HERETO

By:	/s/ Derek Burke
Name:	Derek Burke
Title:	President

SCHEDULE A

TO THE AMENDED ASSUMPTION OF CUSTODIAL TERMS

December 13, 2012

First Investors Life Series Funds:

1.	First Investors Life Series Discovery Fund*
2.	First Investors Life Series Growth & Income Fund
3.	First Investors Life Series Select Growth Fund
4.	First Investors Life Series Equity Income Fund
5.	First Investors Life Series Total Return Fund
6.	First Investors Life Series Opportunity Fund

*Effective on or about December 17, 2012, First Investors Life Series Discovery Fund’s name will change to First Investors Life Series Special Situations Fund.